BROWN ARMSTRONG
PAULDEN MCCOWN STARBUCK & KEETER
4200 Truxton Ave., Suite 300
Bakersfield, California 93309

July 23, 2004

Dr. Oscar Hildebrandt
Audit Committee Chairman
Royale Energy, Inc.
7676 Hazard Center Drive, Suite 1500
San Diego, California 92108

Dear Dr. Hildebrandt:

We have read the draft Amendment No. 1 to Current Report Form 8-K explaining the termination of the auditor-client relationship, that through July 13, 2004 there were no unresolved disagreements between Brown Armstrong and Royale Energy, Inc., and that all opinions issued by Brown Armstrong were unqualified. We agree with these statements.

Very truly yours,

BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK & KEETER
ACCOUNTANCY CORPORATION

/s/ Burton H. Armstrong
By: Burton H. Armstrong